Exhibit 15.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Sysco Corporation
We have reviewed the consolidated balance sheets of Sysco Corporation (a Delaware Corporation) and subsidiaries (“the Company”) as of December 26, 2009 and December 27, 2008, the related consolidated results of operations and statements of comprehensive income for the thirteen week and twenty-six week periods ended December 26, 2009 and December 27, 2008, and the related consolidated cash flows for the twenty-six week periods ended December 26, 2009 and December 27, 2008. These financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Sysco Corporation and subsidiaries as of June 27, 2009, and the related consolidated results of operations, shareholders’ equity, and cash flows for the year then ended (not presented herein) and in our report dated August 25, 2009, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph relating to the Company’s adoption of the recognition and disclosure provisions, effective June 30, 2007, and the change in measurement date provision, effective July 1, 2007, of the guidance originally issued in FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (codified in FASB ASC Topic 715, “Compensation-Retirement Benefits”), as well as the Company’s adoption of the guidance originally issued in FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, (codified in FASB ASC Topic 740, “Income Taxes”) effective July 1, 2007.
In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 27, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Houston, Texas
February 2, 2010